Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2009 Stock Incentive Plan and the 2009 Employee Stock Purchase Plan of The Knot, Inc. of our reports dated March 12, 2009, with respect to the consolidated financial statements of The Knot, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of The Knot, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, NY
May 20, 2009